Shareholder Relations NEWS RELEASE
288 Union Street, Rockland, MA 02370 Contact:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Denis K. Sheahan
Chief Financial Officer
(781) 982-6341

FOR IMMEDIATE RELEASE

UNITED STATES TREASURY DEPARTMENT AWARDS
$45 MILLION IN TAX CREDIT ALLOCATION AUTHORITY
TO INDEPENDENT BANK CORP. SUBSIDIARY
UNDER FEDERAL NEW MARKETS TAX CREDIT PROGRAM

Rockland, Massachusetts (June 1, 2006). Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced that the Community Development Financial Institutions Fund of the United Stated Department of the Treasury has awarded $45 million in tax credit allocation authority to one of its wholly-owned subsidiaries under the federal New Markets Tax Credit Program. The award of tax credit allocation authority was made to Rockland Trust Community Development Corporation II, a Rockland Trust subsidiary that has been qualified as a “community development entity” under the New Markets Tax Credit Program. Rockland Trust was the only Massachusetts-based bank to receive an award under the New Markets Tax Credit Program this year, and one of fourteen banks nationwide receiving an award.

Today’s award marks the second time that one of Rockland Trust’s community development subsidiaries has received a New Markets Tax Credit award. In 2004 the United Stated Department of the Treasury awarded $30 million in tax credit allocation authority to another Rockland Trust community development subsidiary.

Chris Oddleifson, Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company, stated that “Rockland Trust is dedicated to serving and strengthening the communities it serves, and we are honored to receive a second New Markets Tax Credit award. This new award will significantly enhance our ability to make loans and provide financial assistance to qualified businesses and individuals in low-income communities throughout southeastern Massachusetts, Cape Cod, and Rhode Island.”

The New Markets Tax Credit Program was enacted in December 2000 and is designed to foster job creation and stimulate economic growth in low-income communities across America. The Rockland Trust community development subsidiary received its New Markets Tax Credit award as a result of a competitive review process, involving 254 applicants nationwide, which began in the fall of 2005. The $45 million award to Rockland Trust is a portion of the $4.1 billion in total tax credit allocation authority awarded by the Treasury Department in the current round of the New Markets Tax Credit Program.

The $45 million award enables Independent Bank Corp. to acquire federal tax credits by making capital contributions to the Rockland Trust community development subsidiary, for a period of at least seven years, up to the full amount of the award. The Rockland Trust subsidiary, in turn, must use the capital it receives to make loans to qualified businesses and individuals in low-income communities in accordance with New Markets Tax Credit Program criteria. Independent Bank Corp.’s overall tax credit will be equal to 39% of its total investment in the Rockland Trust community development subsidiary, credited at a rate of 5% in each of the first 3 years and 6% in each of the final 4 years. In order for tax credits to be obtained the Rockland Trust community development subsidiary must enter into a formal Allocation Agreement with the Treasury Department, make loans in accordance with regulatory guidelines, and otherwise comply with New Markets Tax Credit Program requirements.

Further information on the New Markets Tax Credit Program may be obtained at the following website: http://www.cdfifund.gov.

Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.9 billion in assets. Rockland Trust Company is a full-service community bank serving southeastern Massachusetts and Cape Cod. To find out more about the products and services available at Rockland Trust Company, please visit our website at www.RocklandTrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

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